Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

ARIF SHAKEEL NAMED TO WESTERN DIGITAL BOARD; I.M. BOOTH
RETIRING AS DIRECTOR AFTER 19 YEARS OF SERVICE

LAKE FOREST, Calif. – Sept. 23, 2004 – Arif Shakeel, 49, has been named to the board of directors of Western Digital Corp. (NYSE: WDC). Shakeel is president and chief operating officer of the company. The company’s board membership will remain at nine as of November 2004 when I.M. “Mac” Booth, 72, retires after more than 19 years of service as a director. Shakeel will also join the slate of directors and stand for election at the company’s annual shareholders’ meeting in November.

Matt Massengill, chairman and chief executive officer, stated, “Arif Shakeel is an outstanding addition to the WD board. He will provide valuable insight to board deliberations based on his strong management skills and instincts about the company’s operations, its strategy, and the markets we serve.

“We are very grateful to Mac Booth for the dedicated service, counsel and oversight that he has provided for so many years to our company.”

Shakeel began his association with Western Digital in 1985 and has served in a number of management, marketing, procurement and sales capacities. He was named chief operating officer of the company in April 2001 and president in January 2002. Under his operations leadership, Western Digital has delivered consistently profitable financial performance and achieved industry-leading quality and customer satisfaction levels.

Shakeel holds a Bachelor of Science degree in mechanical engineering from Memphis State University and an MBA from Pepperdine University.

Booth has been a director of Western Digital since 1985. He was chairman, president and chief executive officer of Polaroid Corp. and retired from these positions in 1996.

About Western Digital

Western Digital, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

Western Digital was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

###

Western Digital and the Western Digital logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks herein are property of their respective owner.